Exhibit 99.1

Olympic Steel Reports Fourth-Quarter and Full-Year 2022 Results

Second most profitable year in Company history; operating discipline and diversification strategy deliver more consistent results in all market cycles

January 2023 acquisition of Metal-Fab immediately accretive; broadens product offerings, manufacturing capabilities and geographic reach

Strong balance sheet, record cash flow and increased access to capital enable Company to continue investing in higher-return growth opportunities

Quarterly dividend increased from $0.09 to $0.125 per share

CLEVELAND--(BUSINESS WIRE)--February 23, 2023--Olympic Steel, Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced results for the three and 12 months ended December 31, 2022.

Fourth-Quarter Results

Net income for the fourth quarter totaled $4.0 million, or $0.34 per diluted share, compared with net income of $24.9 million, or $2.16 per diluted share, in the fourth quarter of 2021. The results include $0.9 million of LIFO pre-tax income in the fourth quarter of 2022, compared with $9.9 million of LIFO pre-tax expense in the same period a year ago. Adjusted EBITDA for the fourth quarter of 2022 was $11.9 million, compared with $51.1 million in the fourth quarter of 2021. Sales for the fourth quarter of 2022 totaled $520 million, compared with $625 million in the fourth quarter of 2021.

Full-Year Results

Net income for 2022 totaled $90.9 million, or $7.87 per diluted share, compared with net income of $121.1 million, or $10.52 per diluted share, in 2021. The results include $0.6 million of LIFO pre-tax expense in 2022, compared with $21.9 million of LIFO pre-tax expense in 2021. Adjusted EBITDA for 2022 was $152.0 million, compared with $211.1 million in 2021. Sales for 2022 totaled $2.6 billion compared with $2.3 billion in 2021.

“Olympic Steel delivered another year of extraordinary performance in 2022, capped off by a strong finish in the fourth quarter. Our team weathered ongoing economic pressures and a historic decline in metals pricing to record the second most profitable year in Company history, with our Specialty Metals and Pipe and Tube segments hitting all-time profitability highs,” said Richard T. Marabito, Chief Executive Officer. “Our results validate that our strategy to reduce the impact of market cyclicality on our business is working. The deliberate steps we have taken to invest in diversified, higher-return products and services, along with our relentless focus on operational disciplines have improved our bottom line and strengthened our business for the long term.”

Marabito continued, “Importantly, we have also improved our position to invest in and accelerate growth. In 2022, our record cash flow enabled us to reduce our debt by $162 million, or 49%, providing increased liquidity for higher-return growth opportunities, including our January 2023 purchase of Metal-Fab, Inc., the second-largest acquisition in our history and our sixth acquisition in the last five years. Metal-Fab is a perfect fit for Olympic Steel, adding a consistent, recession-resistant track record of double-digit EBITDA margins and an expanded catalog of products to our growing portfolio of metal-intensive end-use products.”

As the Company reported on February 15, 2023, the Board of Directors approved a regular quarterly cash dividend of $0.125 per share, which is an increase of $0.035 per share from the Company’s last quarterly dividend of $0.09 per share. The dividend is payable on March 15, 2023, to shareholders of record on March 1, 2023. The Company has paid a regular quarterly dividend since March 2006.

Marabito concluded, “Olympic Steel is a stronger and more resilient company, and we are off to a fast start in 2023. In January, we increased our asset-based revolver from $475 million to $625 million, providing additional capital to further execute our growth and diversification strategy. We are also pleased to reward shareholders through an increased quarterly dividend.”

The table that follows provides a reconciliation of non-GAAP measures to the most directly comparable measures prepared in accordance with GAAP.

Olympic Steel, Inc.
Reconciliation of Net Income Per Diluted Share to
Adjusted Net Income Per Diluted Share
(Figures may not foot due to rounding.)
The following table reconciles adjusted net income per diluted share to the most directly comparable GAAP financial measure:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2022	2021	2022	2021

Net income per diluted share	$0.34	$2.16	$7.87	$10.52

Excluding the following items
LIFO (Income) Expense	(0.07)	0.63	0.04	1.39
Gain on Sale of Detroit Operation	-	-	-	(0.23)
Gain on Sale of Milan Warehouse	-	-	(0.13)	-

Adjusted net income per dilluted share (non-GAAP)	$0.28	$2.79	$7.77	$11.69

Reconciliation of Net Income to Adjusted EBITDA
(in thousands)
The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure:

	Three Months Ended		Twelve Months Ended
	12/31/2022	12/31/2021	12/31/2022	12/31/2021

Net income (GAAP):	$3,959	$24,861	$90,931	$121,051
Excluding the following items:
Foreign exchange loss included in net income	7	12	45	36
Interest and other expense on debt	2,804	2,013	10,080	7,631
Income tax provision	904	9,394	32,691	43,748
Depreciation and amortization	5,144	4,995	19,738	20,316

Earnings before interest, taxes, depreciation and amortization (EBITDA)	12,818	41,275	153,485	192,782

LIFO Expense (Income)	(935)	9,850	565	21,850
Gain on Sale of Detroit Operation	-	-	-	(3,499)
Gain on Sale of Milan Warehouse	-	-	(2,083)	-

Adjusted EBITDA (non-GAAP)	$11,883	$51,125	$151,967	$211,133

Conference Call and Webcast

A simulcast of Olympic Steel’s 2022 fourth-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The live simulcast will begin at 10 a.m. ET on February 24, 2023, and a replay will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: risks of falling metals prices and inventory devaluation; supply disruptions and inflationary pressures, including the availability and rising costs of transportation, energy, logistical services and labor; risks associated with shortages of skilled labor, increased labor costs and our ability to attract and retain qualified personnel; rising interest rates and their impacts on our variable interest rate debt; risks associated with supply chain disruption resulting from the imbalance of metal supply and end-user demands related to the novel coronavirus, or COVID-19, including additional shutdowns in large markets, such as China, and other factors; supplier consolidation or addition of new capacity; risks associated with the invasion of Ukraine, including economic sanctions, or additional war or military conflict, could adversely affect global metals supply and pricing; general and global business, economic, financial and political conditions, including, but not limited to, recessionary conditions and legislation passed under the current administration; risks associated with the COVID-19 pandemic, including, but not limited to customer closures, reduced sales and profit levels, slower payment of accounts receivable and potential increases in uncollectible accounts receivable, falling metals prices that could lead to lower of cost or net realizable value inventory adjustments and the impairment of intangible and long-lived assets, negative impacts on our liquidity position, inability to access our traditional financing sources on the same or reasonably similar terms as were available before the COVID-19 pandemic and increased costs associated with and less ability to access funds under our asset-based credit facility, or ABL Credit Facility, and the capital markets; the levels of imported steel in the United States and the tariffs initiated by the U.S. government in 2018 under Section 232 of the Trade Expansion Act of 1962 and imposed tariffs and duties on exported steel or other products, U.S. trade policy and its impact on the U.S. manufacturing industry; the inflation or deflation existing within the metals industry, as well as product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the last-in, first-out, or LIFO, inventory valuation; increased customer demand without corresponding increase in metal supply could lead to an inability to meet customer demand and result in lower sales and profits; competitive factors such as the availability, and global pricing of metals and production levels, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; customer, supplier and competitor consolidation, bankruptcy or insolvency; the timing and outcomes of inventory lower of cost or net realizable value adjustments and last-in, first-out, or LIFO, income or expense; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; cyclicality and volatility within the metals industry; reduced availability and productivity of our employees, increased operational risks as a result of remote work arrangements, including the potential effects on internal controls, as well as cybersecurity risks and increased vulnerability to security breaches, information technology disruptions and other similar events; fluctuations in the value of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the successes of our efforts and initiatives to improve working capital turnover and cash flows, and achieve cost savings; our ability to generate free cash flow through operations and repay debt; our ability to successfully integrate recent acquisitions into our business and risks inherent with the acquisitions in the achievement of expected results, including whether the acquisition will be accretive and within the expected timeframe; the adequacy of our existing information technology and business system software, including duplication and security processes; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including acquisitions and our business information system implementations; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the impacts of union organizing activities and the success of union contract renewals; changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including impairment charges related to indefinite lived intangible assets; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; our ability to sell shares of our common stock under the at-the-market equity program; and unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies.

In addition to financial information prepared in accordance with GAAP, this document also contains adjusted earnings per diluted share and adjusted EBITDA, which are non-GAAP financial measures. Management’s view of the Company’s performance includes adjusted earnings per share and adjusted EBITDA, and management uses these non-GAAP financial measures internally for planning and forecasting purposes and to measure the performance of the Company. We believe these non-GAAP financial measures provide useful and meaningful information to us and investors because they enhance investors’ understanding of the continuing operating performance of our business and facilitate the comparison of performance between past and future periods. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Additionally, the presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures is provided above.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel, aluminum, tin plate, and metal-intensive branded products. The Company's CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricator of value-added parts and components. Headquartered in Cleveland, Ohio, Olympic Steel operates from 44 facilities in North America, inclusive of the two new locations added as part of the Metal-Fab acquisition on January 3, 2023.

For additional information, please visit the Company’s website at www.olysteel.com.

Olympic Steel, Inc.
Consolidated Statements of Net Income
(in thousands, except per-share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2022	2021	2022	2021

Net sales	$520,044	$624,586	$2,559,990	$2,312,253

Costs and expenses
Cost of materials sold (excludes items shown separately below)	430,811	497,818	2,073,930	1,802,052
Warehouse and processing	25,599	26,864	104,668	103,017
Administrative and general	25,484	30,289	114,004	104,617
Distribution	13,916	13,318	60,529	55,404
Selling	8,269	11,473	40,174	41,881
Occupancy	3,147	3,549	13,200	12,500
Depreciation	4,519	4,395	17,285	17,952
Amortization	625	600	2,453	2,364

Total costs and expenses	512,370	588,306	2,426,243	2,139,787

Operating income	7,674	36,280	133,747	172,466

Other loss, net	7	12	45	36

Income before interest and income taxes	7,667	36,268	133,702	172,430

Interest and other expense on debt	2,804	2,013	10,080	7,631

Income before income taxes	4,863	34,255	123,622	164,799

Income tax provision	904	9,394	32,691	43,748

Net income	$3,959	$24,861	$90,931	$121,051

Earnings per share:

Net income per share - basic	$0.34	$2.16	$7.87	$10.53

Weighted average shares outstanding - basic	11,554	11,492	11,551	11,492

Net income per share - diluted	$0.34	$2.16	$7.87	$10.52

Weighted average shares outstanding - diluted	11,567	11,510	11,559	11,503

Olympic Steel, Inc.
Balance Sheets
(in thousands)

	As of December 31, 2022	As of December 31, 2021
Assets

Cash and cash equivalents	$12,189	$9,812
Accounts receivable, net	219,789	284,570
Inventories, net (includes LIFO reserves of $20,301 and $19,736 as of December 31, 2022 and December 31, 2021 respectively)	416,931	485,029
Prepaid expenses and other	9,197	9,989

Total current assets	658,106	789,400

Property and equipment, at cost	429,810	413,396
Accumulated depreciation	(281,478)	(266,340)

Net property and equipment	148,332	147,056

Goodwill	10,496	10,496
Intangible assets, net	32,035	33,653
Other long-term assets	14,434	15,241
Right of use asset, net	28,224	27,726

Total assets	$891,627	$1,023,572

Liabilities

Accounts payable	$101,446	$148,649
Accrued payroll	40,334	44,352
Other accrued liabilities	16,824	25,395
Current portion of lease liabilities	6,098	5,940

Total current liabilities	164,702	224,336

Credit facility revolver	165,658	327,764
Other long-term liabilities	12,619	15,006
Deferred income taxes	10,025	9,890
Lease liabilities	22,655	22,137

Total liabilities	375,659	599,133

Shareholders' Equity

Preferred stock	-	-
Common stock	134,724	133,427
Accumulated other comprehensive loss	1,311	(1,996)
Retained earnings	379,933	293,008

Total shareholders' equity	515,968	424,439

Total liabilities and shareholders' equity	$891,627	$1,023,572

Olympic Steel, Inc.
Segment Financial Information
(In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three months ended December 31,
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2022	2021	2022	2021	2022	2021

Tons sold	187,110	192,545	31,073	34,529	N/A	N/A

Net sales	$270,132	$367,670	$161,278	$157,218	$88,634	$99,698
Average selling price per ton	1,444	1,910	5,190	4,553	N/A	N/A
Cost of materials sold	232,615	304,509	133,495	110,477	64,701	82,832
Gross profit	37,517	63,161	27,783	46,741	23,933	16,866
Operating expenses	39,727	41,884	19,750	22,584	18,054	21,226
Operating income (loss)	(2,210)	21,277	8,033	24,157	5,879	(4,360)

Depreciation and amortization	2,810	2,716	1,023	1,030	1,293	1,232
LIFO expense / (income)	-	-	-	-	(935)	9,850

	Twelve months ended December 31,
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2022	2021	2022	2021	2022	2021

Tons sold	806,919	921,295	142,092	157,807	N/A	N/A

Net sales	$1,356,605	$1,344,150	$776,022	$585,751	$427,363	$382,352
Average selling price per ton	1,681	1,459	5,461	3,712	N/A	N/A
Cost of materials sold	1,164,459	1,059,620	589,472	441,825	319,999	300,607
Gross profit	192,146	284,530	186,550	143,926	107,364	81,745
Operating expenses	167,131	174,456	92,888	73,382	72,508	74,392
Operating income	25,015	110,074	93,662	70,544	34,856	7,353

Depreciation and amortization	10,695	11,286	4,060	3,692	4,913	5,267
LIFO expense	-	-	-	-	565	21,850

	As of December 31, 2022	As of December 31, 2021
Assets
Flat-products	$631,607	$777,074
Tubular and pipe products	258,412	245,962
Corporate	1,608	536
Total assets	$891,627	$1,023,572

Other Information
(in thousands, except per-share and ratio data)

(in thousands except per share data)	As of December 31, 2022	As of December 31, 2021
Shareholders' equity per share	$46.36	$38.31

Debt to equity ratio	0.32 to 1	0.77 to 1

	Twelve Months Ended December 31,
	2022	2021

Net cash from (used for) operating activities	$185,853	$(146,374)

Cash dividends per share	$0.36	$0.08

Contacts

Richard A. Manson
Chief Financial Officer
(216) 672-0522
ir@olysteel.com